SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2003

SEROLOGICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26126	58-2142225

(State or Other Jurisdiction of Incorporation)	(Commission File) Number)	(IRS Employee Identification No.)

5655 Spalding Drive, Norcross, GA	30092

(Address of Principal Executive Offices)	(Zip Code)

(678) 728-2000

(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

On January 15, 2004, Serologicals Corporation completed the sale of the therapeutic plasma business, for total consideration of approximately $18.1 million, to Gradipore Limited (“Gradipore”), an Australian-based company. The effective date of the sale was December 28, 2003. Serologicals received $3.5 million in cash at closing. The remainder of the consideration is in the form of two secured promissory notes in the amount of $1.5 million and $11.8 million payable as defined in the First Amendment of the Stock Purchase Agreement. Gradipore also assumed $1.3 million of current and long-term liabilities associated with the operations. Gradipore received accounts receivables, inventory and long-term tangible and intangible assets. The operations of the therapeutic plasma business consisted primarily of ten plasma collection centers and a central testing laboratory and a staff of approximately 160 people. The majority of these employees, including the management team, will be retained by Gradipore. The Stock Purchase Agreement, dated as of December 19, 2003, by and among Gradipore Limited, Gradipore Inc., Serologicals Finance Company, and Serologicals Corporation and First Amendment to the Stock Purchase Agreement, dated as of January 15, 2004, are attached to this Form 8-K as Exhibit 2.1 and 2.2, respectively.

A copy of the press release issued on January 15, 2004 with respects to the completion of the disposition is attached as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements

Not applicable

(b) Proforma Financial Statements

The pro forma financial statements will be filed no later than 60 days after the date on which this Report on Form 8-K must be filed.

(c) Exhibits.

The following Exhibit is filed as part of this Report to the extent described in Item 2.

Exhibit No.	Description of Exhibits

2.1	Stock Purchase Agreement, Dated as of December 19, 2003, by and among Gradipore Limited, Gradipore Inc., Serologicals Finance Company, and Serologicals Corporation.
2.2	First Amendment to the Stock Purchase Agreement, dated as of January 15, 2004
99.1	Press Release dated January 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Serologicals Corporation

(Registrant)

Date: January 27, 2004	By:	/s/ Harold W. Ingalls

Harold W. Ingalls, Vice President/Chief Financial Officer